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                                   EXHIBIT 11

                  STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE FOR 1993

(Dollars in Thousands)                                                               1993
                                                                                     ----
        Primary:

                 Weighted average shares and common
                 stock equivalents                                                29,472,201

                 Net Income                                                          $36,955


                 Less Preferred Stock Dividend
                 Net of Tax                                                            3,524

                 Income Available to Common
                 Shareholders                                                        $33,431

Primary Earnings Per Common Share                                                      $1.13


        Fully Diluted:

                 Weighted average shares and common
                 stock equivalents from above                                     29,472,201

                 Adjustments (primarily assumed con-
                 version of convertible preferred
                 stock)                                                            2,511,010
                                                                                  ----------
                                                                                  31,983,211



                 Net Income                                                          $36,955

                 Additional ESOP Contribution,
                 Net of Tax                                                            2,174

                 Adjusted Net Income                                                 $34,781

                 Fully Diluted Earnings Per Common Share                               $1.09
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